Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of March 2, 2021 (the “Effective Date”), is entered into by and among Sunstone Hotel Investors, Inc., a Maryland corporation (“Sunstone”), Sunstone Hotel Partnership, LLC, a Delaware limited liability company (the “Operating Partnership,” and together with Sunstone, the “Company”), and Christopher Ostapovicz (the “Executive”).

WHEREAS, the Company desires to employ the Executive and to enter into an agreement embodying the terms of such employment; and

WHEREAS, the Executive desires to accept employment with the Company, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.Employment Period. Subject to the provisions for earlier termination hereinafter provided, the Executive’s employment hereunder shall be for a term (the “Employment Period”) commencing on March 8, 2021 and ending on March 31, 2022 (the “Initial End Date”); provided, however, that the Employment Period shall automatically renew for successive one-year periods on each anniversary of the Initial End Date (such extension, the “Renewal Period”), unless either party provides the other party with written notice in accordance with Section 12(c) below of intent not to renew the Employment Period on terms and conditions at least as favorable as the terms and conditions herein (a “Non-Renewal”) at least 30 days prior to the end of the then-current Employment Period. For the avoidance of doubt, and subject to Sections 4(c) and 4(d) below, the expiration of the Employment Period, and/or the termination of the Executive’s employment in connection with such expiration, shall not constitute a termination of employment by the Company without Cause or by the Executive for Good Reason (each as defined below).
2.Terms of Employment.
(a)Position and Duties.
(i)During the Employment Period, the Executive shall serve as Senior Vice President and Chief Operating Officer of Sunstone and the Operating Partnership and shall perform such employment duties as are usual and customary for such positions and such other duties as the Company shall from time to time reasonably assign to the Executive. The Executive shall report directly to the Chief Executive Officer of the Company.
(ii)During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his business time, energy, skill and best efforts to the performance of his duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company. Notwithstanding the foregoing, during the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees consistent with the Company’s conflicts of interests policies and corporate governance guidelines  in effect from time to time; provided, however, service on a corporate board shall require the prior written approval of the Chief Executive Officer and Nominating and Corporate Governance Committee, or (B) manage his personal investments, so long as such activities do not materially interfere with the performance of the Executive’s responsibilities as an executive officer of the Company.
(iii)The Executive agrees that he will not take personal advantage of any business opportunity that arises during his employment by the Company and which may be of benefit to the Company; provided, however, that the Executive may take advantage of any such opportunities to the extent the Executive satisfies all conditions precedent to doing so, as required by the Company’s Code of Business Conduct and Ethics.
(b)Compensation.
(i)Base Salary. During the Employment Period, the Executive shall receive a base salary (the “Base Salary”) of $375,000 per annum, which amount reflects the Executive’s 2021 Base Salary and may be increased by the Compensation Committee, as provided below. The Base Salary shall be paid in installments at such intervals as the Company pays executive salaries generally, but not less often than monthly. During the Employment Period, the Base Salary shall be reviewed at least annually for possible increase in the Company’s sole discretion, as determined by the compensation committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”). The term “Base Salary” as utilized in this Agreement shall refer to Base Salary as so adjusted. Any increase in Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.
(ii)Annual Bonus. In addition to the Base Salary, the Executive shall be eligible to earn, for each calendar year ending during the Employment Period, an annual cash performance bonus (an “Annual Bonus”) under the Company’s bonus plan or plans applicable to senior executives. The amount of any Annual Bonus and the performance goals applicable to such Annual Bonus for the relevant year shall be determined by the Compensation Committee in accordance with the terms and conditions of said bonus plan as in effect from time to time with the following targets: (1) threshold equal to 60% of Base Salary; (2) target equal to 102.5% of Base Salary (the “Target Annual Bonus”); and (3) high (maximum) equal to 145% of Base Salary; provided, however, that (a) so long as the Executive is employed by the Company as of the date on which 2021 annual bonuses are paid to senior executives, the Executive shall receive a minimum Annual Bonus for calendar year 2021 of $384,375 (which, for the avoidance of doubt, shall not be pro-rated based on time served in calendar year 2021) and (b) except for fiscal year 2021, no minimum bonus is guaranteed and any Annual Bonus may equal zero in any given year. The Annual Bonus payable, if any, in respect of any calendar year performance period shall be paid no later than the March 15 immediately following such calendar year performance period.
(iii)Equity Awards. During the Employment Period, the Executive shall be eligible to earn equity awards under the Company’s long-term incentive plan, subject to vesting and other conditions determined by the Compensation Committee, in its sole discretion. The form, amount and terms of equity awards, if any, shall be determined by the Compensation Committee in accordance with the terms and conditions of plans as in effect from time to time with the following targets (based on the achievement of applicable Company and/or individual performance goals, as determined by the Compensation Committee in its sole discretion): (1) threshold equal to 150% of Base Salary; (2) target equal to 212.5% of Base Salary; and (3) high (maximum) equal to 275% of Base Salary; provided, however, that (a) the Executive shall receive a minimum equity award for calendar year 2021 (granted in calendar year 2022) of $796,875 (which, for the avoidance of doubt, shall not be pro-rated based on time served in calendar year 2021) and (b) except for fiscal year 2021, no minimum equity award is guaranteed and any award may equal zero in any given year.

(iv)Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be eligible to participate in all other incentive plans, practices, policies and programs, and all savings and retirement plans, policies and programs, in each case that are applicable generally to senior executives of the Company.
(v)Welfare Benefit Plans. During the Employment Period, the Executive and the Executive’s eligible family members shall be eligible to participate in the welfare benefit plans, practices, policies and programs (including, if applicable, medical, dental, vision, disability, employee life, group life and accidental death insurance plans and programs) maintained by the Company for its senior executives.
(vi)Business Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company provided to senior executives of the Company.
(vii)Fringe Benefits. During the Employment Period, the Executive shall be entitled to such fringe benefits and perquisites as are provided by the Company to its senior executives from time to time, in accordance with the policies, practices and procedures of the Company.
(viii)Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company applicable to its senior executives, but in no event shall the Executive accrue less than three weeks of vacation per calendar year (pro-rated for any partial year of service); provided, however, that the Executive shall not accrue any vacation time in excess of 1.5 times the Executive’s applicable annual vacation accrual (the “Accrual Limit”), and shall cease accruing vacation time if the Executive’s accrued vacation reaches the Accrual Limit until such time as the Executive’s accrued vacation time drops below the Accrual Limit.

(ix)Signing Equity Award.  In addition, as soon as practicable following the Effective Date, the Company shall grant the Executive a restricted stock award with a dollar-denominated value of $500,000 (the “Signing Award”).  The number of shares of the Company’s common stock subject to the Signing Award will be determined by dividing the dollar-denominated value by the trailing 20 market day average closing price of the Company’s common stock through and including the day prior to the Effective Date.  The Signing Award shall vest as to one-third of the shares subject to the award on February 15, 2022, one-third on February 15, 2023, and one-third on February 15, 2024, subject to the Executive’s continued employment through the applicable vesting date.  The Signing Award shall be granted under the Company’s 2004 Long-Term Incentive Plan (as amended and restated) (the “Plan”) and the terms and conditions of the Signing Award shall be set forth in a separate award agreement in a form to be entered into by and between the Company and the Executive.  Except as otherwise specifically provided in this Agreement, the Signing Award shall be governed in all respects by the terms of and conditions of the Plan and the award agreement but shall not conflict with the terms of this Agreement.

3.Termination of Employment.
(a)Death or Disability. The Executive’s employment shall terminate upon the Executive’s death or Disability during the Employment Period. For purposes of this Agreement, “Disability” means the Executive’s inability by reason of permanent physical or mental illness to fulfill his obligations hereunder for 120 consecutive days or on a total of 180 days in any 12 month period which, in the reasonable opinion of an independent physician selected by the Company or its insurers and reasonably acceptable to the

Executive or the Executive’s legal representative, renders the Executive unable to perform the essential functions of his job, even after reasonable accommodations are made by the Company. The Company is not, however, required to make unreasonable accommodations for the Executive or accommodations that would create an undue hardship on the Company. For purposes of clarity, this provision is not intended to, and does not, alter or affect any and all rights the Executive has to avail himself of leaves of absence in accordance with Company policies applicable to senior executives or his rights under applicable disability and leave of absences laws, including, without limitation, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, and the California Family Rights Act.

(b)Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of one or more of the following events:
(i)The Executive’s continued and willful failure to perform or gross negligence in performing his duties owed to the Company, which is not cured within 15 days following a written notice being delivered to the Executive, which notice specifies such failure or negligence;
(ii)The Executive’s willful commission of an act of fraud or material dishonesty in the performance of his duties, the nature of which, and the support for which, shall be provided to the Executive in writing;
(iii)The indictment of the Executive, conviction of the Executive, or entry by the Executive of a guilty or no contest plea to any felony or any other felony or misdemeanor involving moral turpitude;
(iv)Any material breach by the Executive of his fiduciary duty or duty of loyalty to the Company; or
(v)The Executive’s material breach of any of the provisions of this Agreement, or any other written agreement between the Executive and the Company, which is not cured within 15 days following written notice thereof from the Company.
(c)Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason or by the Executive without Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the following events without the Executive’s prior written consent:
(i)A material reduction in the Executive’s title, duties, authority, responsibilities, reporting relationships, including, without limitation, the Company ceasing to be a public company or ceasing to be traded on the New York Stock Exchange (or similar exchange) following a Change in Control, or the assignment to the Executive of any duties materially inconsistent with the Executive’s position, title, authority, duties or responsibilities;
(ii)During the Employment Period, a reduction by the Company of the Executive’s annual Base Salary (as in effect or as may be increased from time to time) by greater than three percent (3%);
(iii)In connection with a renewal of this Agreement at the end of the Employment Period, a reduction of the Executive’s annual Base Salary by greater than three percent (3%) of the Executive’s annual Base Salary in effect on the last day of the prior fiscal year;

(iv)The relocation of the Company’s headquarters to a location more than 35 miles from the Company’s current headquarters in Irvine, California; and
(v)The Company’s material breach of its obligations under this Agreement.

For purposes of this Agreement, a termination of employment by the Executive shall not be deemed to be for Good Reason unless (A) the Executive gives the Company written notice describing the event or events which are the basis for such termination within 90 days after the event or events occur, (B) such grounds for termination (if susceptible to correction) are not corrected by the Company within 30 days after the Company’s receipt of such notice, and (C) the Executive terminates his employment no later than 45 days after the Executive provides notice to the Company in accordance with clause (A) of this paragraph.

(d)Notice of Termination. Any termination other than due to death shall be communicated by Notice of Termination to the other parties hereto given in accordance with Section 12(c) below. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice or, in the case of a termination by the Executive for Good Reason more than 45 days after the date on which the Executive provides written notice in accordance with Section 3(c) above). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
(e)Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company other than due to the Executive’s death or Disability, the date of receipt of the Notice of Termination or any later date specified therein (which date shall not be more than 30 days after the giving of such notice), as the case may be, (ii) if the Executive’s employment is terminated by the Executive other than due to the Executive’s death or Disability, the Date of Termination shall be the 30th day after the date on which the Executive notifies the Company of such termination (or, in the case of a termination by the Executive for Good Reason on the 45th day after the date on which the Executive provides written notice in accordance with Section 3(c) above), unless otherwise agreed by the Company and the Executive, and (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date the death or Disability of the Executive is determined as described in Section 3(a) above, as the case may be.
4.Obligations of the Company Upon Termination.
(a)Without Cause or for Good Reason. If, during the Employment Period, the Company shall terminate the Executive’s employment without Cause or the Executive shall terminate his employment for Good Reason:
(i)The Executive shall be paid the Executive’s earned but unpaid Base Salary, accrued but unpaid vacation pay through the Date of Termination, any vested amounts due to the Executive under any plan, program or policy of the Company, to the extent not previously paid (if any) (together, the “Accrued Obligations”).
(ii)In addition, the Executive shall be paid or shall receive:

(A)An amount (the “Severance Amount”) equal to the sum of:
(1)	1.5 times the sum of (i) the Base Salary in effect on the Date of Termination (but in no event less than the highest Base Salary paid to the Executive during the Employment Period) and (ii) the greater of (x) the Target Annual Bonus and (y) the actual Annual Bonus paid to the Executive in respect of the last full calendar year immediately preceding the Date of Termination,
(2)	Any Annual Bonus required to be paid to the Executive pursuant to Section 2(b)(ii) above for any fiscal year of the Company that ends on or before the Date of Termination, to the extent not previously paid (if any), and
(3)	A pro rata portion of the Annual Bonus for the partial fiscal year in which the Date of Termination occurs, determined by multiplying the Target Annual Bonus (or such higher amount in the sole discretion of the Compensation Committee) by a fraction, the numerator of which is the number of days elapsed in the calendar year during which the Date of Termination occurs through the Date of Termination and the denominator of which is 365;
(B)The portion of any then-outstanding restricted stock and other equity awards granted to the Executive under any of the Company’s equity incentive plans (or awards substituted therefor covering the securities of a successor company) which would have become vested and, as applicable, exercisable during the 12 month period immediately following the Executive’s Date of Termination had the Executive remained continuously employed by the Company during such period shall become immediately vested and, as applicable, exercisable; provided, however, that if the termination occurs on or within 12 months following a Change in Control, then any such equity awards shall vest and become exercisable in full (the “Vesting Acceleration”).  The accelerated portion of such equity awards shall remain outstanding and eligible to vest following the Date of Termination and shall actually vest and become exercisable (if applicable) and non-forfeitable upon the effectiveness of the Release (as defined below).  The portion of any outstanding restricted stock and other equity awards that does not become vested and, as applicable, exercisable in accordance with this Section 4(a)(ii)(B) (whether because such portion would not have vested during the 12 month period immediately following the Executive’s Date of Termination or because the Executive does not timely execute and not revoke the Release) shall automatically be cancelled and forfeited, and the Executive shall have no further interest therein.
(C)During the period commencing on the Date of Termination and ending on the earlier to occur of (i) the 18 month anniversary of the Date of Termination and (ii) the date on which the Executive becomes eligible for coverage under the group health plan of a subsequent employer (of which eligibility the Executive hereby agrees to give prompt notice to the Company), subject to the Executive’s valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code and the regulations thereunder (together, the “Code”), the Company shall continue to provide, at the Company’s expense, the Executive and the Executive’s eligible dependents with coverage under its group health plans at the same levels as would have applied if the Executive’s employment had not been terminated based on the Executive’s elections in effect on the Date of Termination (the “COBRA Coverage”), provided, however, that (x) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (y) the Company is otherwise unable to continue to cover the Executive under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in either case, an amount equal to 150% of each remaining Company subsidy shall thereafter be paid to the Executive in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof).

The Accrued Obligations shall be paid when due under applicable law and, subject to Section 12(e) below, the Severance Amount shall be paid on the 60th day after the Date of Termination (or, if not a business day, on the first business day following such 60th day).

(iii)Notwithstanding anything herein to the contrary, it shall be a condition to the Executive’s right to receive any of the Severance Amount, the Vesting Acceleration and/or the COBRA Coverage that the Executive timely execute and deliver to the Company within 21 days (or 45 days, if required by applicable law) and not revoke a release of claims (if any revocation period is required by applicable law) in substantially the form attached hereto as Exhibit A (the “Release”).
(b)Death or Disability. If the Executive’s employment is terminated by reason of the Executive’s death or Disability during the Employment Period:
(i)The Accrued Obligations shall be paid to the Executive’s estate or beneficiaries or to the Executive, as applicable, within 30 days after the Date of Termination;
(ii)In addition to, and irrespective of, the amount earned during the applicable calendar year, 100% of the Executive’s annual Base Salary, as in effect on the Date of Termination, shall be paid to the Executive’s estate or beneficiaries or to the Executive, as applicable, within 30 days after the Date of Termination;
(iii)A pro rata portion of the Annual Bonus for the partial fiscal year in which the Date of Termination occurs, determined by multiplying the Executive’s Target Annual Bonus under the applicable Company bonus program (or such higher amount in the sole discretion of the Compensation Committee) by a fraction, the numerator of which is the number of days elapsed in the calendar year during which the Date of Termination occurs through the Date of Termination and the denominator of which is 365, shall be paid to the Executive’s estate or beneficiaries or to the Executive, as applicable, within 30 days after the Date of Termination;
(iv)Any Annual Bonus required to be paid to the Executive pursuant to Section 2(b)(ii) above for any fiscal year of the Company that ends on or before the Date of Termination shall be paid to the Executive’s estate or beneficiaries or to the Executive, as applicable, to the extent not previously paid (if any), within 30 days after the Date of Termination;
(v)All outstanding restricted stock and other equity awards granted to the Executive under any of the Company’s equity incentive plans (or awards substituted therefor covering the securities of a successor company) that vest based solely on the passage of time and Executive’s continued employment or service with the Company shall immediately become vested in full; and

(vi)During the 18 month period following the Date of Termination, subject to the Executive’s valid election to continue healthcare coverage under Section 4980B of the Code, the Company shall continue to provide the Executive and the Executive’s eligible dependents with COBRA Coverage, provided, however, that (x) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (y) the Company is otherwise unable to continue to cover the Executive under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in either case, an amount equal to 150% of each remaining Company subsidy shall thereafter be paid to the Executive in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof).
(c)Company Non-Renewal On or Following a Change in Control.  If, on or within 12 months following a Change in Control, the Executive’s employment is terminated (by the Company or by the Executive) by reason of a Non-Renewal of the Employment Period by the Company and the Executive is willing and able, at the time of such Non-Renewal, to continue performing services on terms and conditions at least as favorable as the terms and conditions set forth herein during the Renewal Period:
(i)The Accrued Obligations shall be paid to the Executive when due under applicable law; and
(ii)Subject to Section 12(e) below and the Executive’s timely execution and non-revocation of a Release in accordance with Section 4(a) above, the Executive shall be entitled to all of the payments and benefits set forth in Section 4(a)(ii) above (including full accelerated vesting of any then-outstanding Company equity awards).
(d)Company Non-Renewal Other than On or Following a Change in Control.  If, other than on or during the 12 month period following a Change in Control, the Executive’s employment is terminated (by the Company or by the Executive) by reason of a Non-Renewal of the Employment Period by the Company and the Executive is willing and able, at the time of such Non-Renewal, to continue performing services on terms and conditions at least as favorable as the terms and conditions set forth herein during the Renewal Period:
(i)The Accrued Obligations shall be paid to the Executive when due under applicable law; and
(ii)Subject to Section 12(e) below and the Executive’s timely execution and non-revocation of a Release in accordance with Section 4(a) above, the Executive shall be entitled to an amount equal to 50% of the sum of (i) the Base Salary in effect on the Date of Termination (but in no event less than the highest Base Salary paid to the Executive during the Employment Period) and (ii) the Target Annual Bonus, payable on the 60th day after the Date of Termination (or, if not a business day, on the first business day following such 60th day).
(e)Other Terminations. If the Executive’s employment with the Company terminates by the Company for Cause or by the Executive without Good Reason (other than by reason of a Non-Renewal of the Employment Period as described in Section 4(c) or Section 4(d) above), the Company shall pay to the Executive the Accrued Obligations when due under applicable law and shall have no further obligations to the Executive under this Agreement.

5.Change in Control. For purposes of this Agreement. “Change in Control” shall mean the occurrence of any of the following events:
(a)Any transaction or event resulting in the beneficial ownership of voting securities, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Securities Exchange Act of 1934 (“Exchange Act”) and the rules thereunder) having “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of Sunstone that represent greater than 50% of the combined voting power of Sunstone’s then outstanding voting securities (unless the Executive has beneficial ownership of at least 50% of such voting securities), other than any transaction or event resulting in the beneficial ownership of securities:
(i)By a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by Sunstone or any person controlled by Sunstone or by any employee benefit plan (or related trust) sponsored or maintained by Sunstone or any person controlled by Sunstone, or
(ii)By Sunstone or a corporation owned, directly or indirectly, by the stockholders of Sunstone in substantially the same proportions as their ownership of the stock of Sunstone, or
(iii)Pursuant to a transaction described in clause (c) below that would not be a Change in Control under clause (c);
(b)Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election by Sunstone’s stockholders, or nomination for election by the Board, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board;
(c)The consummation by Sunstone (whether directly involving Sunstone or indirectly involving Sunstone through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of Sunstone’s assets or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction:
(i)which results in Sunstone’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of Sunstone or the person that, as a result of the transaction, controls, directly or indirectly, Sunstone or owns, directly or indirectly, all or substantially all of Sunstone’s assets or otherwise succeeds to the business of Sunstone (Sunstone or such person, the “Successor Entity”)) directly or indirectly, greater than 50% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
(ii)after which no person or group beneficially owns voting securities representing greater than 50% of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning greater than 50% of the combined voting power of the Successor Entity solely as a result of the voting power held in Sunstone prior to the consummation of the transaction; or

(d)The approval by Sunstone’s stockholders of a liquidation or dissolution of Sunstone.

For purposes of clause (a) above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of Sunstone’s stockholders, and for purposes of clause (c) above, the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of Sunstone’s stockholders.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any payment (or any portion of an payment) that provides for the deferral of compensation that is subject to Section 409A (as defined below), to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such payment (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such payment if such transaction also constitutes a “change in control event” (within the meaning of Section 409A).

6.Excess Parachute Payments, Limitation on Payments.

(a)  Best Pay Cap.  Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Section 4 hereof, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part) to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”) then, if elected by the Executive, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, any cash payments shall first be reduced, and any noncash payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)  Certain Exclusions.  For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of the Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

7.Restrictive Covenants.

(a)While employed by the Company (whether pursuant to this Agreement or otherwise) and for a period of 12 months following the Executive’s termination of employment for any reason, the Executive shall not directly or indirectly solicit, induce, or encourage any employee or consultant of any member of the Company and its parents, subsidiaries and affiliates to terminate their employment or other relationship with the Company and its parents, subsidiaries and affiliates or to cease to render services to any member of the Company and its parents, subsidiaries and affiliates and the Executive shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.
(b)During his employment with the Company (whether pursuant to this Agreement or otherwise) and thereafter, the Executive shall not use any trade secret of the Company or its parents, subsidiaries or affiliates to solicit, induce, or encourage any customer, client, vendor, or other party doing business with any member of the Company and its parents, subsidiaries and affiliates to terminate its relationship therewith or transfer its business from any member of the Company and its parents, subsidiaries and affiliates and the Executive shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.
(c)The Executive agrees not to disparage the Company, and the Executive agrees not to disparage any parent, subsidiary or affiliate of the Company and/or any officers, directors, employees, shareholders and/or agents of the Company or any parent, subsidiary or affiliate of the Company, in any manner intended or reasonably likely to be harmful to them, their business, business reputation or personal reputation.  Notwithstanding the foregoing, nothing in this Agreement shall preclude the Executive from making truthful statements or disclosures that are required by applicable law, regulation or legal process, or from filing a charge with, reporting possible violations to, or participating or cooperating with the Securities and Exchange Commission or any other federal, state or local regulatory body or law enforcement agency, including in relation to any whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation.
(d)In recognition of the facts that irreparable injury will result to the Company in the event of a breach by the Executive of his obligations under Sections 7(a), (b) and (c) hereof, that monetary damages for such breach would not be readily calculable, and that the Company would not have an adequate remedy at law therefor, the Executive acknowledges, consents and agrees that in the event of such breach, or the threat thereof, the Company shall be entitled, in addition to any other legal remedies and damages available, to specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by the Executive.
8.Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as expressly provided, such amounts shall not be reduced whether or not the Executive obtains other employment.
9.Successors.
(a)This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
(c)The Company will require any successor (whether direct or indirect, by purchase merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise, including without limitation, a Change in Control.
10.Payment of Financial Obligations. The payment or provision to the Executive by the Company of any remuneration, benefits or other financial obligations pursuant to this Agreement shall be allocated to the Operating Partnership, Sunstone, Sunstone Hotel TRS Lessee, Inc. and, if applicable, any of their respective subsidiaries and/or affiliates in accordance with any employee sharing and expense allocation agreement, by and between Sunstone and the Operating Partnership, as in effect from time to time.
11.Ancillary Agreements. The Company and the Executive agree to execute, prior to or on the Effective Date, the Indemnification Agreement attached hereto as Exhibit B (the “Indemnification Agreement”).  The Executive hereby acknowledges that the Executive shall enter into an arrangement with the Company containing confidentiality and other protective covenants (the “Confidentiality Policy”) and that the Executive shall  be bound by the terms and conditions of the Confidentiality Policy.
12.Miscellaneous.
(a)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(b)Arbitration. To the fullest extent allowed by law, any controversy, claim or dispute between the Executive and the Company (and or any of its owners, directors, officers, employees, affiliates, or agents) relating to or arising out of the Executive’s employment or the cessation of that employment will be submitted to final and binding arbitration in the county in which the Executive worked for determination by one arbitrator with hotel industry experience in accordance with the American Arbitration Association’s (“AAA”) National Rules for the Resolution of Employment Disputes (located at: https://www.adr.org/sites/default/files/Employment%20Rules.pdf), as the exclusive remedy for such controversy, claim or dispute. In any such arbitration, the parties may conduct discovery in accordance with the applicable rules of the arbitration forum, except that the arbitrator shall have the authority to order and permit discovery as the arbitrator may deem necessary and appropriate in accordance with applicable state or federal discovery statutes. The arbitrator shall issue a reasoned, written decision, and shall have full authority to award all remedies which would be available in court. The parties shall share the filing fees required for the arbitration, provided that the Executive shall not be required to pay an amount in excess of the lesser of the filing fees required by a federal or state court with jurisdiction. The Company shall pay the arbitrator’s fees and any AAA administrative expenses. Any judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Possible disputes covered by the above include (but are not limited to) unpaid wages, breach of contract, torts, violation of public policy, discrimination, harassment, or any other employment-related claims under laws including but not limited to, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the California Fair Employment and

Housing Act, the California Labor Code, and any other statutes or laws relating to an employee’s relationship with his her employer, regardless of whether such dispute is initiated by the Executive or the Company. Thus, this bilateral arbitration agreement applies to any and all claims that the Company may have against the Executive, including but not limited to, claims for misappropriation of Company property, disclosure of proprietary information or trade secrets, interference with contract, trade libel, gross negligence, or any other claim for alleged wrongful conduct or breach of the duty of loyalty by the Executive. However, notwithstanding anything to the contrary contained herein, the Company and the Executive shall have their respective rights to seek and obtain injunctive relief with respect to any controversy, claim or dispute to the extent permitted by law. Claims for workers’ compensation benefits and unemployment insurance (or any other claims where mandatory arbitration is prohibited by law) are not covered by this arbitration agreement, and such claims may be presented by either the Executive or the Company to the appropriate court or government agency. BY AGREEING TO THIS BINDING ARBITRATION PROVISION, BOTH THE EXECUTIVE AND THE COMPANY GIVE UP ALL RIGHTS TO TRIAL BY JURY. THE EXECUTIVE AND THE COMPANY WAIVE ANY CONSTITUTIONAL OR OTHER RIGHT TO BRING CLAIMS COVERED BY THIS AGREEMENT OTHER THAN IN THEIR INDIVIDUAL CAPACITIES. EXCEPT AS MAY BE PROHIBITED BY LAW, THIS WAIVER INCLUDES THE ABILITY TO ASSERT CLAIMS AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING. This arbitration agreement is to be construed as broadly as is permissible under applicable law.
(c)Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: at the Executive’s most recent address on the records of the Company.

If to Sunstone or the Operating Partnership:

Sunstone Hotel Investors, Inc.
200 Spectrum Center Drive, 21st Floor

Irvine, California 92618
Attn: Corporate Secretary

with a copy to:

Latham & Watkins
355 South Grand Ave., Suite 100
Los Angeles, California 90071-1560
Attn: Steven Stokdyk, Esq.

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(d)Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Exchange Act and the rules and regulations promulgated thereunder, then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.
(e)Section 409A.

(i)The parties agree that this Agreement is intended to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”) or an exemption from Section 409A.
(ii)For purposes of this Agreement, each amount to be paid or benefit to be provided hereunder (including any right to a series of installment payments) shall be construed as a separate identified payment or a right to a series of separate payments for purposes of Section 409A.
(iii)With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
(iv)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service”.
(v)Notwithstanding anything to the contrary in this Agreement, no compensation or benefits payable in connection with a “separation from service” (within the meaning of Section 409A) shall be paid to the Executive during the six-month period following his “separation from service” to the extent that the Company determines that the Executive is a “specified employee” at the time of such “separation from service” and that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Internal Revenue Code Section 409A(a)(2)(b)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes, including as a result of the Executive’s death), the Company shall pay to the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such six-month period, without interest thereon.
(f)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision or term hereof is deemed to have exceeded applicable legal authority or shall be in conflict with applicable legal limitations, such provision shall be reformed and rewritten as necessary to achieve consistency with such applicable law.
(g)Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(h)No Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(i)Employment-At-Will. The Executive acknowledges that his employment with the Company is “at-will” for all purposes and, subject to the termination and severance obligations contained in Sections 3 and 4 above, the Executive hereby agrees that the Company may dismiss him and terminate his employment with the Company at any time, with or without Cause. Inclusion under any benefit plan or compensation arrangement will not give the Executive any right or claim to any benefit hereunder except to the extent such right has become fixed under the express terms of this Agreement.
(j)Entire Agreement. As of the Effective Date, this Agreement, together with the Indemnification Agreement and the Confidentiality Agreement, constitutes the final, complete and exclusive agreement between the Executive and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, made to the Executive by the Company.
(k)Survival.  Section 4 (Obligations of the Company Upon Termination), Section 7 (Restrictive Covenants) and Section 12(b) (Arbitration), as well as the Indemnification Agreement and Confidentiality Policy, shall survive termination or expiration of this Agreement and shall continue in effect.
(l)Representations and Warranties. The Executive represents and warrants to the Company that (i) this Agreement is valid and binding upon and enforceable against him in accordance with its terms, (ii) the Executive is not bound by or subject to any contractual or other obligation that would be violated by his execution or performance of this Agreement, including, but not limited to, any non-competition agreement presently in effect, and (iii) the Executive is not subject to any pending or, to the Executive’s knowledge, threatened claim, action, judgment, order, or investigation that could adversely affect his ability to perform his obligations under this Agreement or the business reputation of the Company. The Executive has not entered into, and agrees that he will not enter into, any agreement either written or oral in conflict herewith.
(m)Consultation with Counsel. The Executive acknowledges that he has had a full and complete opportunity to consult with counsel and other advisors of his own choosing concerning the terms, enforceability and implications of this Agreement, and that the Company has not made any representations or warranties to the Executive concerning the terms, enforceability or implications of this Agreement other than as reflected in this Agreement.
(n)Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

[signatures follow on next page]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE	SUNSTONE HOTEL INVESTORS, INC.
a Maryland corporation

/s/ Christopher G. Ostapovicz	By	/s/ John V. Arabia
Christopher Ostapovicz	Name:John Arabia
ItsPresident and CEO

SUNSTONE HOTEL PARTNERSHIP, LLC
a Maryland corporation

	By	Sunstone Hotel Investors, Inc.
Its Managing Member

		By:	/s/ John V. Arabia
Name:John Arabia
Its President and CEO

Exhibit A

GENERAL RELEASE

For a valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of Sunstone Hotel Investors, Inc., a Maryland corporation, Sunstone Operating Partnership, LLC, a Delaware limited liability company and each of their partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of the undersigned by the Releasees, or any of them; any alleged breach of any express or implied contract of employment, any alleged torts or other alleged legal restrictions on Releasee’s right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act, the Americans With Disabilities Act, and the California Fair Employment and Housing Act.  Notwithstanding the foregoing, this general release (the “Release”) shall not operate to release any rights or claims of the undersigned (i) to payments or benefits under Section 4(a), 4(c) or 4(d) of that certain  Employment Agreement, dated as of March 2, 2021, between Sunstone Hotel Investors, Inc., Sunstone Operating Partnership, LLC and the undersigned (the “Employment Agreement”), whichever is applicable to the payments and benefits provided in exchange for this Release, (ii) with respect to Section 2(b)(vi) of the Employment Agreement, (iii) to accrued or vested benefits the undersigned may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company, (iv) to any Claims, including claims for indemnification and/or advancement of expenses arising under any indemnification agreement between the undersigned and the Company or under the bylaws, certificate of incorporation of other similar governing document of the Company, (v) to any Claims which cannot be waived by an employee under applicable law or (vi) with respect to the undersigned’s right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator.

THE UNDERSIGNED ACKNOWLEDGES THAT HE HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

THE UNDERSIGNED, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

[IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, THE UNDERSIGNED IS HEREBY ADVISED AS FOLLOWS:

(A)HE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE;
(B)HE HAS TWENTY-ONE (21) DAYS TO CONSIDER THIS RELEASE BEFORE SIGNING IT: AND
(C)HE HAS SEVEN (7) DAYS AFTER SIGNING THIS RELEASE TO REVOKE THIS RELEASE, AND THIS RELEASE WILL BECOME EFFECTIVE UPON THE EXPIRATION OF THAT REVOCATION PERIOD.]1

The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which he may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.

The undersigned agrees that if he hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.

The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.

IN WITNESS WHEREOF, the undersigned has executed this Release this ___ day of _____, 20__.

[ ⚫ ]

1 NTD:  Include only if the executive is 40 or older at time release is signed.

Exhibit B

INDEMNIFICATION AGREEMENT

(attached)